Exhibit 99.1

Oragenics Reports Continued Clinical Progress, Provides Regulatory and NYSE American Listing Update

SARASOTA, Fla.—August 28, 2026— Oragenics, Inc. (NYSE American: OGEN), a clinical-stage biopharmaceutical company developing brain-targeted therapeutics through its proprietary intranasal delivery platform, today provided an update on its Phase IIa clinical trial, U.S. regulatory pathway, and NYSE American continued listing status.

Clinical & Regulatory Momentum Continues

Oragenics continues to advance ONP-002, its lead intranasal candidate for mTBI (concussion), through its Phase IIa feasibility trial in Australia. To date, the Company has dosed nine participants across its active trial sites.

●	Three Australian clinical sites now active: Alfred Health, Mackay, and Royal Adelaide Hospital

●	Nine participants dosed to date

●	Continued site-level enrollment support and monitoring underway across all active sites

U.S. Regulatory Update

The Company has received responses from the U.S. Food and Drug Administration (FDA) related to its Type B meeting request briefing package, submitted in July 2026. Oragenics is currently reviewing these items and remains focused on its goal of submitting an Investigational New Drug (IND) application by the end of 2026.

NYSE American Listing Status

On August 26, 2026, Oragenics received a deficiency letter from NYSE American LLC notifying the Company that it is not in compliance with the continued listing standards set forth in Sections 1003(a)(ii) and 1003(a)(iii) of the NYSE American Company Guide. Section 1003(a)(ii) requires a listed company to have stockholders’ equity of $4 million or more if the listed company has reported losses from continuing operations and/or net losses in three of its four most recent fiscal years. Section 1003(a)(iii) requires a listed company to have stockholders’ equity of $6 million or more if the listed company has reported losses from continuing operations and/or net losses in its five most recent fiscal years.. This is the same continued listing standard the Company previously addressed and regained compliance with in October 2025.

Under NYSE American rules, the Company has 45 days from receipt of the deficiency letter within which to submit a plan to regain compliance with the continued listing standards. If the plan is accepted, the Company will continue its listing during a cure period, subject to periodic review by NYSE American staff. While the Company intends to submit a compliance plan to NYSE American within the required timeframe and will endeavor to undertake a transaction or transactions in the future to achieve compliance with the NYSE American’s requirements and believes that with continued execution of its clinical and regulatory milestones, it will regain full compliance with continued listing requirements, there can be no assurances in this regard. If the Plan is not timely submitted, or not accepted, or is accepted but the Company is not in compliance with the continued listing standards by February 25, 2028 or if the Company does not make progress consistent with the Plan during the Plan period, the Company will be subject to delisting procedures as set forth in the NYSE American Company Guide.

Looking Ahead

Oragenics remains focused on execution across its clinical, regulatory, and corporate objectives: continued Phase IIa enrollment and dosing in Australia, advancing its U.S. IND submission, and building out its broader CNS pipeline. The Company believes its recent progress — including a third active Australian site, nine participants dosed, and constructive engagement with the FDA — reflects continued momentum toward its year-end goals.

“We’re encouraged by the pace of enrollment in Australia and by the FDA’s engagement on our Type B package,” said Janet Huffman, Chief Executive Officer of Oragenics.

About Oragenics

Oragenics is a clinical-stage biopharmaceutical company pioneering brain-targeted therapeutics through its proprietary intranasal delivery technology. The Company’s lead candidate, ONP-002, is being developed as a potential first-in-class treatment for mTBI (concussion). Oragenics is advancing ONP-002 through Phase IIa clinical trials in Australia, with U.S. Phase IIb trials planned to follow. For more information, visit www.oragenics.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s ability to regain compliance with NYSE American continued listing standards, the timing and outcomes of clinical trials, the Company’s regulatory strategy and anticipated IND submission, and the sufficiency of capital to fund operations. These statements are based on management’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially, including those described in the Company’s most recent Forms 10-K, 10-Q, and other filings with the SEC, available through EDGAR at www.sec.gov. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Contacts

Investor Relations: irth Communications - IR@oragenics.com.com

Media Relations: irth Communications — IR@oragenics.com.com